Exhibit 99.1

STARTEK Reports Fourth Quarter and Full Year 2014 Results

GREENWOOD VILLAGE, CO - February 19, 2015 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of high-value business process outsourcing services, has reported its fourth quarter and full year 2014 financial results.

2014 Highlights

•	17 new clients signed with $48.6 million of annual contract value

•	Revenue from verticals excluding telecommunications/cable and media increased 150% to $25.9 million, exiting the year at 17.4% of revenue

•	Improved geographical footprint with net capacity expansion of 2,000 new seats

•	Improved diversification with 24% growth in receivables management and back office revenue

•	Adjusted EBITDA was up 20%

Fourth Quarter 2014 Financial Results
Total revenue in the fourth quarter of 2014 increased to $64.2 million compared to $63.4 million in the fourth quarter of 2013. This was the result of $3.1 million of growth in receivables management and back office work and $8.0 million of growth in healthcare, education, financial services, and retail verticals. The acquisition of Collections Center, Inc. during the fourth quarter of 2014 contributed to this growth. This was partially offset by declines of $10.3 million in core services for telecommunications/cable clients associated with the Costa Rica facility closure, lower than forecasted call volumes and program mix changes. The client mix and mature wages made it difficult to be profitable in Costa Rica.

Gross margin in the fourth quarter of 2014 was 11.7% compared to 11.8% in the year-ago quarter. Current quarter gross margin reflects a 280 basis point impact from expenses related to client start-up and capacity expansion. Excluding this dilutive impact of on-boarding new clients and capacity investments, gross margin was 14.5%, an increase of 270 basis points as compared to the fourth quarter of 2013.

Selling, general and administrative (SG&A) expenses increased to $8.3 million in the fourth quarter of 2014 compared to $7.2 million in the year-ago quarter. Selling expense increases associated with new revenue was approximately $0.5 million and investment in growth initiatives was $0.4 million. As a percentage of revenue, SG&A was 13.0% compared to 11.4% in the year-ago quarter.

Fourth quarter 2014 Adjusted EBITDA of $2.3 million compares to a fourth quarter 2013 Adjusted EBITDA of $3.6 million. The decline was due to the aforementioned growth-related investment.

At December 31, 2014, the company’s cash position was $5.3 million compared to $11.0 million at December 31, 2013. The reduction was due to the increase in capital expenditures for new facilities and increased capacity, $3.4 million of cash payments for acquisitions and restructuring payments of $4.0 million.

2014 Financial Results
Total revenue in 2014 increased 8% to $250.1 million compared to $231.3 million in 2013.

Gross margin increased 170 basis points to 12.2% in 2014 compared to 10.5% in 2013.

SG&A expenses increased to $31.4 million in 2014 compared to $28.8 million in 2013. As a percentage of revenue, SG&A remained relatively flat at 12.6% compared to 12.5% in 2013.

Adjusted EBITDA in 2014 increased 20% to $11.5 million compared to $9.6 million in 2013.

Management Commentary
“Increasing capacity in the right locations and diversifying our revenue are important and necessary steps to building a profitable company,” said Chad Carlson, president and CEO of STARTEK. “Continued enhancements to the STARTEK Advantage System are enabling us to provide more valuable services to an increasing number of verticals. We have closed unhealthy sites which hindered our ability to attain profitable growth and are expanding in locations, verticals and services which can attain better margins."

“As we enter 2015,” Carlson continued, “we will continue to invest in growth and are confident our strategy will build a profitable and more diversified STARTEK that delivers clients high-value services."

Conference Call and Webcast Details
STARTEK will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2014 results. Management will host the conference call, followed by a question and answer period.

Date: Thursday, February 19, 2015
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-866-515-2914
International dial-in number: 1-617-399-5128
Conference ID: 37868293

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the STARTEK website. A replay of the conference call will be available after 9:00 p.m. Eastern time on the same day through February 26, 2015.

Toll-free replay number: 1-888-286-8010
International replay number: 1-617-801-6888
Replay ID: 70121751

About STARTEK
STARTEK is a trusted service provider with contact centers around the world. Our employees, whom we call Brand Warriors, protect and promote our clients' brands. These Brand Warriors are committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and social media. Our service offerings include sales support, order processing, customer care, technical support and receivables management. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2013 and the Company's Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Company Contact
Rosemary Hanratty
Vice President of Marketing
303-262-4144
Rosemary.Hanratty@startek.com

Investor Relations
Liolios Group, Inc.
Cody Slach or Sean Mansouri
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue	$64,178	$63,422	$250,080	$231,257
Cost of services	56,662	55,967	219,608	206,932
Gross profit	7,516	7,455	30,472	24,325
Selling, general and administrative expenses	8,345	7,227	31,397	28,828
Impairment losses and restructuring charges, net	461	531	3,965	94
Operating loss	(1,290)	(303)	(4,890)	(4,597)
Interest and other income (expense), net	(222)	(570)	(6)	(1,579)
Loss before income taxes	(1,512)	(873)	(4,896)	(6,176)
Income tax expense	81	143	564	230
Net loss	$(1,593)	$(1,016)	$(5,460)	$(6,406)

Net loss per common share - basic and diluted	(0.10)	(0.07)	(0.35)	(0.42)

Weighted average shares outstanding - basic and diluted	15,410	15,365	15,394	15,339

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,306	$10,989
Trade accounts receivable, net	46,103	43,708
Other current assets	3,099	5,367
Total current assets	54,508	60,064
Property, plant and equipment, net	28,180	22,210
Other assets	11,105	7,443
Total assets	$93,793	$89,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$31,672	$28,498
Other liabilities	7,440	3,045
Total liabilities	39,112	31,543
Total stockholders’ equity	54,681	58,174
Total liabilities and stockholders' equity	$93,793	$89,717

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net loss	$(1,593)	$(1,016)	$(5,460)	$(6,406)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation and amortization	2,750	2,943	10,379	12,527
Impairment losses	—	531	—	531
(Gains) losses on disposal of assets	45	204	(136)	1,074
(Gain) on dissolution of subsidiary	—	—	(413)	—
Loss on sale leaseback transaction	—	475	—	475
Non-cash compensation cost	418	352	1,625	1,607
Amortization of deferred gain on sale leaseback transaction	(62)	(67)	(276)	(273)
Changes in operating assets & liabilities and other, net	(132)	728	(1,339)	(3,293)
Net cash provided by operating activities	1,426	4,150	4,380	6,242
Investing Activities
Purchases of property, plant and equipment	(2,100)	(4,789)	(11,661)	(8,843)
Proceeds from sale of assets	71	3,394	1,135	3,394
Proceeds from sale leaseback transaction	—	1,337	—	1,337
Proceeds from note receivable	164	162	645	658
Cash paid for acquisitions of businesses	(2,816)	(208)	(3,419)	(2,097)
Net cash (used in) investing activities	(4,681)	(104)	(13,300)	(5,551)
Financing Activities
Other financing, net	1,974	1,009	3,416	1,213
Net cash provided by financing activities	1,974	1,009	3,416	1,213
Effect of exchange rate changes on cash	35	(83)	(179)	(98)
Net (decrease) increase in cash and cash equivalents	(1,246)	4,972	(5,683)	1,806
Cash and cash equivalents at beginning of period	$6,552	$6,017	$10,989	$9,183
Cash and cash equivalents at end of period	$5,306	$10,989	$5,306	$10,989

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release may contain certain non-GAAP financial measures including, 1) Adjusted EBITDA, 2) operating (income) loss before impairment losses and restructuring charges and 3) gross margin excluding the impact of on-boarding new clients and capacity investments. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in this press release or below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net loss	$(1,593)	$(1,016)	$(5,460)	$(6,406)
Income tax expense	81	143	564	230
Interest (income) expense, net	172	4	606	26
Impairment losses and restructuring charges, net	461	531	3,965	94
Depreciation and amortization expense	2,750	2,943	10,379	12,527
(Gains) losses on disposal of assets	45	679	(136)	1,549
Share-based compensation expense	418	352	1,625	1,607
Adjusted EBITDA	$2,334	$3,636	$11,543	$9,627

Operating Income (Loss) before Impairment and Restructuring Charges:

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating loss	$(1,290)	$(303)	$(4,890)	$(4,597)
Impairment losses and restructuring charges, net	461	531	3,965	94
Operating income (loss) before impairment losses and restructuring charges, net	$(829)	$228	$(925)	$(4,503)